Exhibit 99.1

ECA Marcellus Trust I

ECA Marcellus Trust I Announces Quarterly Distribution

ECA Marcellus Trust I

The Bank of New York Mellon Trust Company, N.A., Trustee

___________________News Release___________________

For Immediate Release

HOUSTON, Texas August 12, 2026 —   ECA MARCELLUS TRUST I (OTCID Basic Market: ECTM) announced today that the Trust’s distribution for the quarter ended June 30, 2026, will be $0.001 per unit, which is expected to be distributed on or before August 31, 2026, to holders of record as of the close of business on August 24, 2026.

Since the first quarter of 2019, the Trustee has been gradually building a cash reserve for the payment of future known, anticipated or contingent expenses or liabilities of the Trust by withholding cash reserve amounts from each quarterly distribution. In November 2021, the Trustee notified Greylock Energy LLC that the Trustee had determined to increase the targeted cash reserve from the initially stated amount of approximately $1.8 million, to approximately $3.8 million. From the first quarter of 2019 through the fourth quarter of 2022, the Trustee withheld an amount from each distribution equal to the greater of $90,000 or 10% of the funds otherwise available for distribution each quarter. Since achieving the initial target of $1.8 million in the quarter ended December 31, 2022, the Trustee has been withholding, and currently plans to continue to withhold, $90,000 per quarter until a total of approximately $3.8 million in cash reserves is withheld. The Trustee may increase or decrease the targeted amount at any time and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the trust agreement.  Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities of the Trust eventually will be distributed to unitholders, together with interest earned on the funds. The Trustee has elected to withhold approximately $90,000 this quarter.

The Trust was formed to own royalty interests in natural gas properties now held by Greylock Energy LLC and certain of its wholly owned subsidiaries (“Greylock”) in the Marcellus Shale formation in Greene County, Pennsylvania. The Trust is entitled to receive certain amounts of the proceeds attributable to Greylock’s interest in the sale of production from the properties. As described in the Trust's filings, the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of production and natural gas prices and the amount of the Trust's administrative expenses, among other factors. The amount of proceeds received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which are subject to a variety of factors that are beyond the control of the Trust or Greylock. Low natural gas prices will reduce proceeds to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders.

Pursuant to Section 1446 of the Internal Revenue Code of 1986 (the “IRC”), withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate. Under IRC Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at a 30% rate unless the rate is reduced by treaty. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. A non-U.S. holder’s gain on the sale of Trust units is treated as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the exchange.  A transferee of units is also required to withhold 10% of the amount realized on the sale of exchange of units (generally, the purchase price) unless the transferor certifies that it is not a nonresident alien individual or foreign corporation, or other exception is available. This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by ECA Marcellus Trust I, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Greylock with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Greylock nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by ECA Marcellus Trust I is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2025, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are or will be available over the Internet at the SEC's web site at http://www.sec.gov.

Contact:	ECA Marcellus Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555
601 Travis Street, 16th Floor Houston, TX 77002